St. Joseph, Inc. Announces Letter of Intent for Reverse Acquisition

TULSA, Okla.—(BUSINESS WIRE)— St. Joseph, Inc. (OTCBB: STJO) announced today that it entered into a non-binding Letter of Intent with Karavos Holdings Limited, which will act as the arranger, to acquire 100% of a holding company which owns 50% interest in a domestic telecommunications operating company. The company provides telecommunication services to retail customers and to the wholesale market, including to resellers, competitive local exchange carriers (CLECs) and facilities-based carriers. The telecommunications company had annualized revenues in excess of $125,000,000. St. Joseph will have exact figures as due diligence proceeds. The transaction will be structured as a reverse acquisition and which is subject to a number of important conditions and caveats described further below.

The non-binding Letter of Intent is structured as a reverse acquisition with St. Joseph, Inc. having a 50% beneficial interest in a domestic telecommunications company in return for the issuance to of (i) such number of shares of common stock that will be equal to not less than 80% of the total issued and outstanding shares of St. Joseph, Inc. on a fully diluted and converted basis, or (ii) preferred stock convertible into such number of common stock. If the parties proceed with the transaction, on its consummation, St Joseph’s board of directors and executive officers will be replaced by nominees to be named by the existing equity holders of the company.

St. Joseph’s management cautions investors against making investment decisions based on any expectation that the proposed transaction will be consummated, because, in its view, such expectations are speculative. The completion of the proposed acquisition is subject to important conditions and caveats, including the following:

●	The Letter of Intent is nonbinding, meaning that either party to it may choose not to proceed with the proposed transaction for any reason or no reason at all.

●	The Letter of Intent states that as a condition for the entry of a definitive agreement for the proposed acquisition, St. Joseph is required to raise a minimum of $14,000,000 through the sale of stock. St. Joseph contemplates the new capital will be raised through an unregistered private placement to approved accredited investors. The funds from this private placement are to be held in escrow pending the completion of the proposed acquisition. There can be no assurance that St. Joseph will be able to raise these funds, and in such event the acquisition may be abandoned. Additionally, the shares sold in the private placement will decrease the ownership percentage of St. Joseph’s existing shareholders.

●	The execution of a definitive agreement is conditional on the parties being satisfied with the results of their respective due diligence. St. Joseph can provide no assurances that this will happen.

●	The proposed transaction may be subject to the approval of St. Joseph’s shareholders and the approval of the company and possibly its equity holders and affiliates. The approvals needed will depend on the transaction structure contained in any definitive agreement that may be entered into.

●	The consummation of the proposed transaction is subject to compliance with all applicable governmental laws and regulations, including compliance with applicable securities laws and regulations. For the transaction to be consummated, comprehensive documents will likely need to be prepared and filed with the SEC which may add to the expense and time needed for the completion of the transaction. Depending on the final transaction structure, St. Joseph may need to register as an Investment Company under the Investment Company Act of 1940 or obtain an exemption from such registration. In such event, St. Joseph may have to abandon the transaction if it is not able to register as an Investment Company or obtain an exemption.

●	During the pendency of the Letter of Intent, St. Joseph is barred from soliciting interest from other parties, or negotiating with other parties, regarding the entry into any merger, acquisition or business combination.

Contemporaneously with the making of this press release, St. Joseph is filing a Current Report on Form 8-K with the SEC with additional information regarding the Letter of Intent, including its full text. St. Joseph’s management advises that investors interested in the company review the Current Report on Form 8-K on the SEC’s web site at http://sec.gov/edgar/searchedgar/companysearch.html.

St. Joseph’s President, Gerry McIlhargey, states, “We are exceedingly pleased to have signed a Letter of Intent and we are looking forward to commencing in-depth due diligence.”

Further information will be released upon completion of material events.

About St. Joseph, Inc.

St. Joseph is a holding company owning a subsidiary engaged in the staffing industry. To receive dissemination of St. Joseph Company news, register your email address with the company at mark@stjosephinc.com. More information about St. Joseph, Inc. is available at www.stjosephinc.com.

St. Joseph’s shares are traded in the United States on the OTC Bulletin Board (OTCBB: STJO).

This press release consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. In particular, there is no assurance that the parties will reach a definitive agreement for the proposed transaction or that the transaction will be completed. Additionally, no assurance can be provided that the terms of any transaction will be similar to those contemplated by the Letter of Intent. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward-looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events, or otherwise.

Contacts

St. Joseph, Inc.

Mark Johnson, 918-742-1888

mark@stjosephinc.com

www.stjosephinc.com

Source: St. Joseph, Inc.